Exhibit 99.1
NEWS RELEASE
LINN ENERGY ANNOUNCES $434 MILLION
IN OIL ACQUISITIONS AND ENTRY INTO NEW BASIN
HOUSTON, Feb. 28, 2011 — LINN Energy, LLC (NASDAQ: LINE) announced today that it signed three definitive purchase agreements to acquire oil properties for a total combined contract price of $434 million, subject to closing conditions. One acquisition of non-operated properties marks LINN’s entry into the Bakken play, located in the Williston Basin of North Dakota. The additional two are bolt-on acquisitions, which further expand the Company’s position in the Permian Basin of Texas and New Mexico.
The Company signed a definitive purchase agreement to acquire certain oil properties in the Bakken play from Concho Resources for a contract price of $196 million, subject to closing conditions. The Company anticipates this acquisition will close on or before March 31, 2011. The properties are expected to add current net production of approximately 1,350 Boe/d (94 percent oil), proved reserves of approximately 8 MMBoe (83 percent oil) and more than 400 potential oil drilling locations.
The Company also signed two definitive purchase agreements to acquire certain oil properties for a total combined contract price of $238 million, subject to closing conditions. The Company anticipates these acquisitions will close during the first week of April 2011. The properties are all located within the Permian Basin and several are located within the Wolfberry trend. They are expected to add current net production of approximately 1,650 Boe/d (87 percent oil and NGLs), provide reserves of approximately 14 MMBoe (88 percent oil and NGLs) and approximately 180 potential oil drilling locations.
“The Bakken acquisition provides LINN with a foothold position in a premier oil basin with vast resource potential. The non-operated nature of the deal allows us to accelerate our knowledge in the play from high-quality operators and reduces execution risk in the development of more than 400 highly economic drilling opportunities. Finally, the deal positions us in another oil basin with numerous mature producing assets providing LINN with the opportunity for further consolidation,” said Mark E. Ellis, President and Chief Executive Officer. “The bolt-on acquisitions in the Permian Basin significantly bolster the Company’s existing Permian position and increase the Company’s exposure to oil. All of these properties generate high cash margins in the current oil environment and meaningfully add to our inventory of oil drilling locations. These transactions will be immediately accretive.”
Combined Statistics of Three Acquisitions Totaling $434 Million
•	Current net production of approximately 3,000 Boe/d

•	Current net production is approximately 90 percent oil and NGLs

•	Significant organic growth expected, with an estimated 2011 exit rate of approximately 4,000 Boe/d

•	Combined purchase price represents an EBITDA multiple of approximately 6x

•	Proved reserves of approximately 22 MMBoe (approximately 40 percent proved developed)

•	Reserve life of more than 20 years

•	Approximately 600 oil drilling locations

ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 2.6 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010. More information about LINN Energy is available at www.linnenergy.com.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
Estimates of proved reserves of pending acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices. These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

CONTACTS:	LINN Energy, LLC

Investors:
Clay Jeansonne, Vice President — Investor Relations 281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications 281-840-4183